Exhibit 99.1

July 7, 2026

To:	Participants in the BCB Bancorp, Inc.

Dividend Reinvestment and Stock Purchase Plan:

Dear Shareholder:

We are writing to inform you that the Board of Directors of BCB Bancorp, Inc. (“BCB Bancorp” or the “Company”) has voted to suspend the Company’s 2026 Amended and Restated Dividend Reinvestment and Stock Purchase Plan (the “Plan”), effective as of August 6, 2026 (the “Suspension Date”).

As a result of the suspension of the Plan, no new cash dividend reinvestments or optional cash purchases will be accepted or processed on or after the Suspension Date. Any optional cash investments received but not yet processed as of the Suspension Date will be returned to you. If you currently hold shares in the Plan, those shares will remain registered in your Plan account and will not be affected by the suspension. You may continue to hold, transfer, or request a certificate for such shares in accordance with the Plan’s terms.

If you have any questions regarding the suspension of the Plan or your Plan account, please contact the Plan Administrator, Computershare Trust Company, N.A., at P.O. Box 43006, Providence, RI 02940-3006, Attn: Dividend Reinvestment Department, online at www.computershare.com/investor, or by calling (800) 368-5948, or the Company by calling (800) 680-6872.

We thank you for your continued support of BCB Bancorp.

Sincerely,

Thomas M. O’Brien

President and Chief Executive Officer